EXHIBIT 1

                The following persons may be deemed members of a group filing this Schedule 13G under Rule 13d-1(c):

                USN College Marketing, L.P.
                USN College Marketing, Inc.
                Mortimer B. Zuckerman
                MBZ Trust of 1996
                Edward H. Linde
                Fred Drasner




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